Illumina Names John W. Thompson to Its Board of Directors, Bringing More Than 40 Years of Technology Leadership to Illumina

SAN DIEGO - (BUSINESS WIRE) - February 20, 2017 - Illumina, Inc. (NASDAQ: ILMN) announced today that John W. Thompson will join the company’s Board of Directors on May 3, 2017, bringing extensive technology leadership experience to the company.

Mr. Thompson’s executive leadership experience includes having served in chief executive officer roles at Symantec and Virtual Instruments, as well as 28 years of prior leadership experience at IBM where he held senior roles in sales, marketing, software development, and as general manager of IBM Americas. He is chairman of the board at Microsoft and has served on the corporate boards of Symantec, NIPSCO (Northern Indiana Public Service Company), Fortune Brands, Seagate Technologies, and United Parcel Service (UPS). Mr. Thompson is a member of the board of trustees for the Wetlands America Trust and formerly a member of the national board of Teach for America. In addition, he has served on several government commissions including the Financial Crisis Inquiry Commission, the National Infrastructure Advisory Council, and the Silicon Valley Blue Ribbon Task Force on Aviation Security and Technology.
“John brings a great breadth of knowledge and experience in the public and private sectors having served in such a wide range of leadership and advisory roles,” said Francis deSouza, Illumina President and Chief Executive Officer. “His wealth of technology expertise will help us continue to grow and scale our business in the years to come.”
Mr. Thompson received his B.A. in business administration from Florida A&M University and his M.A. in management science from MIT’s Sloan School of Management.
About Illumina
Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit www.illumina.com and follow @illumina.

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